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                                                                    EXHIBIT 5.1

(Vinson & Elkins Logo)                                VINSON & ELKINS L.L.P.
                                                      2300 FIRST CITY TOWER
                                                      1001 FANNIN STREET
                                                      HOUSTON, TEXAS 77002-6760
                                                      TELEPHONE (713) 758-2222
                                                      FAX (713) 758-2346
                                                      www.velaw.com

January 28, 2003

Enterprise Products Operating L.P.
Enterprise Products Partners L.P.
2727 North Loop West
Houston, Texas 77008

Ladies and Gentlemen:

         We have acted as counsel for Enterprise Products Operating L.P., a Delaware limited partnership (the "Operating Partnership") and Enterprise Products Partners L.P., a Delaware limited partnership (the "Partnership") with respect to with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Operating Partnership under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offer and exchange by the Operating Partnership (the "Exchange Offer") of $350,000,000 aggregate principal amount of its 6.375% Senior Notes due 2013 (the "Outstanding Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange Notes") and (ii) the guarantee (the "Guarantee") of the Partnership as guarantor (the "Guarantor") of the Outstanding Notes and the Exchange Notes. The Outstanding Notes and the Exchange Notes are collectively referred to herein as the "Notes." The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of March 15, 2000 among the Operating Partnership, the Partnership and Wachovia Bank, National Association, as Trustee, as supplemented by a First Supplemental Indenture, dated January 22, 2003 (as amended, the "Indenture"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

         Based on the foregoing, we are of the opinion that:

                  (a) When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms, and (ii) the Guarantee of the Guarantor remains the valid and binding obligations of such Guarantor, enforceable against the Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

                  (b) We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading "Federal Income Tax Considerations" are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Outstanding Notes for Exchange Notes.

      AUSTIN - BEIJING - DALLAS - HOUSTON - LONDON - MOSCOW - NEW YORK -
                         SINGAPORE - WASHINGTON, D.C.
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     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the contract laws of the State of New York, the laws of the State of Texas and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters" and "Federal Income Tax Consequences." By giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                Very truly yours,

                                                /s/  VINSON & ELKINS L.L.P.
                                                ---------------------------
                                                     Vinson & Elkins L.L.P.